Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of Yumanity Therapeutics, Inc. of our report dated August 26, 2022 with respect to our audits of the consolidated financial statements of Kineta, Inc. (“Kineta”) as of and for the years ended December 31, 2021 and 2020, which includes an explanatory paragraph as to Kineta’s ability to continue as a going concern, which report appears in the proxy statement/prospectus/information statement, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus/information statement.

/s/ Marcum llp

Marcum llp
New York, NY
August 26, 2022